Exhibit 99.2

May 6, 2020

Dear Fellow Shareholders,

This afternoon we reported our first quarter 2020 results, and we will hold a question and answer call tomorrow morning at 8:00 a.m. CT for the analyst community. For the first quarter 2020, we generated 516,300 Daily Average Grubs (DAGs), $1.6 billion in Gross Food Sales (GFS) and ended the quarter with 23.9 million Active Diners. This drove revenues of $363.0 million, a GAAP loss per share of $0.36, Adjusted EBITDA of $21.0 million and $0.45 of Adjusted EBITDA per order.

First Quarter Performance

Pre-COVID-19 Period

It has obviously been a challenging two months for all of us. We will provide insight into how the pandemic has impacted Grubhub, but first we think it is important to give an update on our performance through mid-March, prior to us seeing any effect from the current crisis. In short, our business was continuing on the same positive trajectory we saw in the fourth quarter due to continued progress across both of our critical strategic initiatives: restaurant supply and loyalty.

Prior to mid-March, our order growth and profitability were in-line to slightly better than our expectations - both revenues and Adjusted EBITDA were trending toward the high-end of, or above, our guidance ranges. Similarly, our first quarter DAG growth rate was trending approximately 100 bps higher than what was contemplated in our guidance.

We made significant progress on the restaurant supply side, effectively removing any restaurant supply gaps with our competitors - more than nine months ahead of when we anticipated. On the loyalty front, we successfully rolled out our GH+ subscription program which now has several hundred thousand paying subscribers, added millions of dollars of independent restaurant-funded promotions and continued to make progress integrating Enterprise loyalty programs onto our marketplace.

It is still early in the life cycle of these initiatives, but we continued to see signs of cohort stabilization with respect to diner quality, particularly in some more competitive markets. We are feeling more confident that these strategic initiatives are the right ones to help us win in a hyper-competitive landscape and we will continue to push these initiatives over the long term to drive growth and profitability.

COVID-19 Impact

In mid-March, when the COVID-19 outbreak took hold in the United States, we initially observed a decrease in orders across all of our markets and channels. Our corporate business, which relies almost entirely on food being ordered to offices, was dramatically impacted as virtually all of our clients shifted to work-from-home models. New York, which is our largest consumer market and the epicenter of the pandemic in the United States, saw a steeper decline than other markets as many residents temporarily moved out of the city, and many city restaurants paused operations rather than operate at a fraction of capacity. As stay-at-home measures were enacted across the country, diners took a momentary step back in activity and retrenched as the gravity and uncertainty of the crisis really sunk in, stocking up on groceries instead of ordering in. As a result, the last two weeks of March saw a double digit decline in year-over-year orders.

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However, things began to improve as we exited March. State and local governments started to coalesce around a shelter-in-place model and people adjusted their routines accordingly. In virtually all of our markets, restaurant dining rooms were closed, but restaurants were allowed to continue operating for pickup and delivery. With a backdrop of increasing health challenges from the virus and many millions losing their jobs, Americans started to settle into a dramatically different temporary “new normal.” The pandemic has clearly had an overall negative impact on discretionary spending but, on balance, people started ordering more pickup and delivery because it became the only way to eat a restaurant-cooked meal.

As we discussed in our pre-earnings release, we began to see broad-based gains in both new diners and order volumes as we exited the quarter. This momentum continued building after we published our pre-earnings release. For April, our overall DAGs were 20% higher than April 2019. All of our non-New York markets are experiencing a growth surge with many over 100% year-over-year. Keep in mind, our overall growth figures include dramatically reduced corporate volumes and New York City consumer volumes which have been improving for the last several weeks as more restaurants reopen, but are still a drag on overall orders. Notably during this period, we have not seen the negative impact from the competitive environment we have highlighted in prior shareholder letters in any of our markets, including New York City.

We have seen an influx of new diners and restaurants to our platform, higher average order sizes, increased tips for our drivers and high activity rates for all diners. For now, COVID-19 is a net tailwind for our growth metrics. That said, we anticipate that this will be fluid and the impact on our business will continue to evolve. As restaurants gradually open for dine-in, we anticipate diners to order-in less frequently. Unemployment is also the highest it’s been in over 80 years. On the other hand, we have had more new diners try us over the last month than ever before, diners are using Grubhub to buy more and more family meals, and attitudes towards gathering in restaurants may take years to return to where they were pre-COVID-19.

Contradicting dynamics exist in our corporate business as well. We anticipate that offices around the country, most notably in New York City, will gradually start to open as we enter the summer and corporate ordering will return. But will workplaces change? Likely. How? We don’t know exactly yet. Not to mention, we really have no idea when restrictions will be lifted in many of our markets, nor can we anticipate whether restrictions will come back later this year and for how long. Bottom line - there are a lot of unknowns, but given how the last eight weeks have unfolded, we have confidence that our business model and highly variable cost structure uniquely positions us to withstand the uncertainty and likely ebbs and flows ahead of us. If anything, this crisis has accelerated the adoption of online ordering by both consumers and restaurants, which is obviously a long-term net positive for our marketplace.

Grubhub Response to the COVID-19 Crisis

In our April pre-earnings release, we highlighted how critical an ecosystem of thriving restaurants, healthy drivers and hungry diners is to our business. In particular, the most compelling part of our platform for diners is that we have the restaurants they want to order from. It is widely known that restaurants, particularly independently owned restaurants, are struggling right now. While takeout has grown over the last decade, losing 100% of their dine-in revenue is a massive shock to their business models that many won’t be able to withstand, hurting their employees, suppliers, owners and communities. We have spent a great deal of time trying to figure out the most impactful way we can help our restaurant partners and came to the conclusion that the best way we can help them is to find them more hungry diners.

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To be clear, our business is robust right now. Given current trends in orders through April and our best forecast for May and June, we would have generated meaningful Adjusted EBITDA in the second quarter - further evidence that our enhanced strategy to drive long-term profitable growth is working. However, in this time of uncertainty where our restaurant partners are under siege, we think a far better use of our cash flow is to drive as many orders to our restaurant partners as possible. It helps the restaurants, their workers, their suppliers, our drivers, and ultimately, our diners - supporting our ecosystem for the future.

As a result, we will be spending more to drive more orders, even if that spend might be considered “inefficient” under the lens of our historical marketing spend framework. We are spending a little more on advertising, but more so in pricing, discounts and promotions for both restaurants and diners. Some of our spend will go toward creating as safe an experience as possible for diners, drivers and restaurants including protective equipment for our drivers and new processes like contactless pickups and deliveries. We are targeting Adjusted EBITDA of approximately $5 million for the quarter after spending an additional $50+ million towards driving orders and safety, which we think will generate more than $150 million in GFS for our restaurant partners during the second quarter. Compared to the tens of billions at risk in the restaurant industry, this is a small amount, but we hope it makes a difference for our partners in this time of need.

Other COVID-19 Impacts

As the COVID-19 pandemic took hold, our teams refocused their efforts on a swift and impactful response. From spinning up new products such as contactless delivery and facilitating record independent restaurant sign-ups, to new advertising creative and sourcing personal protective equipment for our drivers, we are proud of our employees’ efforts to help our community - the restaurants, drivers, and diners that use our platform every day - get through this difficult time.

In addition to our support to drive more orders to our restaurant partners, we have also contributed millions of dollars via our Donate the Change program to local food banks and various COVID-19 relief organizations and have been a leading voice advocating on behalf of the restaurant industry. We worked closely with state and city government officials to ensure that restaurant kitchens were able to stay open for pickup and delivery when it was determined dine-in capacity must be shut down. We were the first to offer deferred commissions and did that in partnership with mayors from Chicago, New York, San Francisco and other large cities across the country. And we personally called for government relief for the restaurant sector in a letter to White House and Congressional leaders supporting the National Restaurant Association’s plea for a $325 billion aid package.

Marketplace Trends

Accelerating Partnered Restaurant Additions

We are observing record new partnered independent restaurant additions as states have restricted dine-in capacity across the country. In March and April we added roughly the same number of net new partnered restaurants as we added during the entire second half of 2019. At the same time, we have also seen a significant number of restaurants pausing operations instead of operating with empty dining rooms. Unfortunately, some of these restaurants won’t reopen, but we believe a vast majority of them will. We have already seen many reopen with takeout and delivery only - the total number of restaurants open on our platform has been climbing steadily since reaching a low in early April.

The biggest restaurant supply reductions were in New York, where the number of partnered restaurants taking orders on our platform initially declined almost 50% by early-April. We experienced declines in our other Tier 1 markets as well, though live partnered restaurant inventory in each of those markets hit its nadir at 75% to 90% of pre-COVID-19 levels. Our Tier 2 and Tier 3 markets fared better, generally bottoming out at approximately 90% of pre-COVID-19 levels.

At this point, it appears that the shock to restaurant supply is behind us. We now have more partnered restaurants on the platform in our Tier 2 and Tier 3 markets than we did in early March. And we have seen

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steadily increasing partnered restaurant supply across our Tier 1 markets, with all non-New York markets now at roughly pre-COVID-19 levels and New York at roughly 75% of pre-COVID-19.

We separately paused ordering at most non-partnered restaurants in late March because the widespread temporary restaurant closures were resulting in poor diner experiences since we had no way to ascertain whether a non-partnered restaurant was open or closed. More recently, we have been actively managing the non-partnered program, adding restaurants when we have confidence in their hours of operation. We currently have enough non-partnered restaurants live to support over 75% of pre-COVID-19 non-partnered order volume and will continue to increase non-partnered inventory as we get accurate information on the operating status of those restaurants.

Record New Diner Acquisition

We maintained our disciplined approach to diner acquisition during the first two months of the quarter. CPAs were consistent with prior quarters and, before the onset of COVID-19, the predicted lifetime value of the new diners comfortably exceeded their cost of acquisition. New diners we acquired in January and February of 2020 were behaving similarly to the diners we acquired throughout 2019.

We saw a sudden and significant step-up in new diners in mid- to late-March. At the same time, our CPAs fell as advertising rates decreased. These favorable marketing dynamics and resulting diner additions have continued through April. Using existing models, the new diners are performing extremely well by any metric. But, we acknowledge these models are rooted in pre-COVID-19 behavior and need to be rebuilt almost from scratch. We assume that many of the trends we are seeing now are temporary and we expect diner behavior will evolve as the COVID-19 impact subsides over time.

Safe and Efficient Delivery Network

Our Grubhub fulfillment network has performed well during this unprecedented time. We have not experienced any driver supply shortages, material changes in fulfillment cost per order, or degradation in service levels. Equally as impressive, in recent weeks where we’ve seen a sharp increase in order volume in many of our markets, our driver network has successfully adapted and scaled with demand.

That said, the health and safety of our delivery partners remains a top priority, and we recognize that our diners and restaurants are counting on them. Since the virus outbreak, we have procured and distributed nearly 100,000 personal protection equipment kits containing gloves, masks, and hand sanitizer to all of our drivers who request one. Additionally, we are also providing two weeks of support pay to cover medical expenses and loss of income for delivery partners who contract COVID-19 or if they are placed in quarantine by a public health authority or licensed medical provider.

Guidance

COVID-19 has created a considerable amount of uncertainty across all of our markets, so we are taking a different approach to our guidance for this quarter. Given our Grubhub Delivery mix, average order size, and contra-revenue promotional spend levels all remain in flux in the current environment, we believe the revenue guidance range we would be able to provide would be too wide to be useful. Instead, we thought it would be more constructive this quarter to provide some color around DAG and GFS growth. Also, consistent with our business update on April 13th, we will be targeting a specific Adjusted EBITDA outcome as opposed to a range of outcomes. When the operating environment normalizes, we intend to revert back to providing revenue and Adjusted EBITDA guidance more consistent with our historical practices.

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As we highlighted earlier, our April year-over-year DAG growth was 20%. Since we disclosed that we were at 10% growth in our April 13th business update, you can tell our growth accelerated throughout the month. We are currently trending above 20%, but believe that as restaurants are allowed to reopen their dining rooms, growth will retreat. Unfortunately, we have no way yet of knowing how quickly or when markets will truly “reopen” or what “reopening” even means. There are scenarios where overall DAG growth could be as low as 15% for the quarter if things return to normal by the beginning of June or other scenarios where growth could remain where it is now or even a little higher - we just don’t really know.

As we mentioned earlier, the changes to our diner behavior as a result of the pandemic also include a higher average order size as we are seeing more family ordering. In April, our average order size was approximately $40 compared to a little over $32 in April 2019. Similar to DAG growth, we expect average order size to come down as markets reopen, but we do not have a lot of visibility into when or by how much. It is worth noting an increase in average order size magnifies the impact of DAG growth on our overall GFS.

Consistent with our business update on April 13th, we anticipate managing the business to approximately $5 million of Adjusted EBITDA in the second quarter. Earlier in the letter, we outlined how the acceleration in orders, higher average order value, and a favorable marketing environment would be tailwinds to Adjusted EBITDA. That said, we think it’s far more important right now to be driving as many orders to our restaurant partners as possible rather than maximizing our Adjusted EBITDA. As a result, our intent is to spend nearly all of our potential profits in the second quarter to drive more sales for restaurants and, to a lesser extent, policies and products to keep our restaurants, drivers, and diners safe.  As noted earlier, we expect this incremental spend to be greater than $50 million.

We have withdrawn our full-year 2020 revenue and Adjusted EBITDA guidance.

Business Updates

Restaurant Network

We currently have more than 300,000 restaurants on our platform, including more than 200,000 that work with Grubhub on a partnered basis.

First Quarter Key Business Metrics1 and Financial Review

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Active Diners and Daily Average Grubs: We finished the quarter with 23.9 million active diners, up 24% year-over-year and up 1.3 million sequentially from the fourth quarter. DAGs were 516,300 in the first quarter, down less than 1% versus the first quarter of 2019 which included a substantial Taco Bell television advertising campaign that contributed an estimated 150 bps to first quarter 2019 DAG growth.

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Gross Food Sales: GFS for the first quarter were $1.6 billion, an increase of 8% from the first quarter 2019, with our average order size up 8% year-over-year to $35. Average order size growth was trending in the mid-single digits through the first ten weeks of the quarter before materially increasing following the onset of the COVID-19 pandemic.

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Net Revenues: Net revenues for the first quarter were $363 million, an increase of 12% year-over-year. Our capture rate, calculated as Net revenues divided by GFS, was 22% and includes roughly 85 bps from LevelUp and other technology-oriented revenues. Excluding these technology oriented revenues, our capture rate increased by approximately 75 bps year-over-year. The majority of the capture rate increase is due to the mix shift towards delivering a greater percentage of orders on behalf of our restaurant partners, partially offset by some of our strategic initiative investments, which are accounted for as a reduction in revenue.

1 Key Business Metrics are defined on pages 28-29 of our Annual Report on Form 10-K filed on February 28, 2020.

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Operations and Support: Operations and support expenses were $215 million, an increase of 33% year-over-year, driven by the disproportionate increase in Grubhub-delivered orders. Orders we deliver on behalf of our restaurant partners accounted for just over 45% of our DAGs during the quarter. Revenue less operations and support costs per order, which helps normalize for the mix shift to more Grubhub-delivered orders, was $3.16 per order, a slight decline from $3.26 in the fourth quarter.

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Sales and Marketing: Sales and marketing expenses were $91 million in the first quarter, a year-over-year increase of 16%. In the first ten weeks of the quarter, the new diners we acquired had an expected lifetime value that was comfortably above their cost of acquisition. At the end of March and into April, the diner acquisition environment was strong: more diners were seeking out food delivery and media costs were lower.

●	Technology: Technology expenses were $31 million, an increase of 15% year-over-year.

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General and Administrative: General and administrative expenses were $39 million and include a $13 million accrual for a legal settlement relating to driver misclassification claims. After adjusting for the legal settlement and other one-time costs, general and administrative expenses were $26 million in the first quarter, a sequential decrease of $1 million.

●	Depreciation and Amortization: Depreciation and amortization expenses were $33 million, a 3% increase from the fourth quarter of 2019.

●	Net Loss: Net loss was $33 million, compared to net income of $7 million in the first quarter of 2019.

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Adjusted EBITDA: First quarter 2020 Adjusted EBITDA was $21 million or $0.45 per order compared to $27 million or $0.58 per order in the fourth quarter of 2019. As expected, Adjusted EBITDA and Adjusted EBITDA per order declined versus the fourth quarter as we continued to implement our restaurant supply and diner loyalty initiatives.

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Liquidity: We finished the quarter with $597 million of cash and cash equivalents including short-term investments. In mid-March, we borrowed $175 million under our $225 million revolving credit facility as a precautionary measure given the uncertainty and real potential for financial market dislocation immediately following the COVID-19 outbreak. We have recently repaid these borrowings, as we have a better sense for how our business is operating in the current environment.

Closing

We will host a question and answer call for the investor community at 8:00am CT tomorrow morning. A live webcast of the call can be accessed on the Grubhub Investor Relations website at https://investors.grubhub.com, along with the Company's earnings press release, financial tables, and Shareholder Letter. A replay of the webcast will be available at the same website.

Thank you for your continued support, stay safe and we look forward to updating you on our progress.

Sincerely,

Matt Maloney, Founder and CEO

Adam DeWitt, President and CFO

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Forward Looking Statements

This Shareholder Letter contains “forward-looking statements” regarding Grubhub, “the Company’s” or our management's future expectations, beliefs, intentions, goals, strategies, plans and prospects, which are made in reliance on the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements involve substantial risks, known and unknown, uncertainties, assumptions, and other factors that may cause actual results, performance, or achievements including, but not limited to, achievement of the benefits of our planned additional investments, to differ materially from future results expressed or implied by such forward looking statements. Forward-looking statements generally relate to future events or our future financial or operating performance and include, without limitation, statements relating to the potential impact of the COVID-19 outbreak on our business and operations. In some cases, you can identify forward-looking statements because they contain words such as “anticipates,” “believes,” “contemplates,” “could,” “seeks,” “estimates,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” or similar expressions and the negatives of those terms. While forward-looking statements are our best prediction at the time they are made, you should not rely upon them. Forward-looking statements represent our management’s beliefs and assumptions only as of May 6, 2020, unless otherwise indicated, and there is no implication that the information contained in this Shareholder Letter is made subsequent to such date. For additional information concerning factors that could affect our financial results or cause actual results to differ materially from those expressed or implied in the forward-looking statements, please refer to the cautionary statements included in our filings with the Securities and Exchange Commission (the “SEC”), including the “Risk Factors” section of our Annual Report on Form 10-K filed with the SEC on February 28, 2020 and our Quarterly Reports on Form 10-Q and any further disclosures we make in our Current Reports on Form 8-K. Our SEC filings are available electronically on our investor website at investors.grubhub.com or the SEC’s website at www.sec.gov. Except as required by law, we assume no obligation to update these forward-looking statements or this Shareholder Letter, or to update, supplement or correct the information set forth in the Shareholder Letter or the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future.

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Use of Non-GAAP Financial Measures

Adjusted EBITDA, non-GAAP net income and non-GAAP net income per diluted share attributable to common stockholders are financial measures that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP.

We define Adjusted EBITDA as net income adjusted to exclude acquisition, restructuring and certain legal costs, income taxes, net interest expense, depreciation and amortization and stock-based compensation expense. Non-GAAP net income and non-GAAP net income per diluted share attributable to common stockholders exclude acquisition, restructuring and certain legal costs, amortization of acquired intangible assets, stock-based compensation expense and other nonrecurring items as well as the income tax effects of these non-GAAP adjustments. We use these non-GAAP financial measures as key performance measures because we believe they facilitate operating performance comparisons from period to period by excluding potential differences primarily caused by variations in capital structures, tax positions, the impact of acquisitions, restructuring and certain legal costs, the impact of depreciation and amortization expense on our fixed assets and the impact of stock-based compensation expense. Adjusted EBITDA, non-GAAP net income and non-GAAP net income per diluted share attributable to common stockholders are not measurements of our financial performance under GAAP and should not be considered as an alternative to performance measures derived in accordance with GAAP.

Contacts: Adam Patnaude Investor Relations ir@grubhub.com	Katie Norris Media Relations press@grubhub.com

GRUBHUB INC.

STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended March 31,
	2020	2019
Revenues	$362,980	$323,770
Costs and expenses:
Operations and support	214,561	161,350
Sales and marketing	90,742	78,454
Technology (exclusive of amortization)	31,273	27,250
General and administrative	38,949	22,787
Depreciation and amortization	33,363	25,089
Total costs and expenses	408,888	314,930
Income (loss) from operations	(45,908)	8,840
Interest expense – net	6,380	2,812
Income (loss) before provision for income taxes	(52,288)	6,028
Income tax benefit	(18,861)	(862)
Net income (loss) attributable to common stockholders	$(33,427)	$6,890
Net income (loss) per share attributable to common stockholders:
Basic	$(0.36)	$0.08
Diluted	$(0.36)	$0.07
Weighted-average shares used to compute net income (loss) per share attributable to common stockholders:
Basic	91,793	90,951
Diluted	91,793	92,918

KEY BUSINESS METRICS

	Three Months Ended March 31,
	2020	2019
Active Diners (000s)	23,892	19,286
Daily Average Grubs	516,300	521,000
Gross Food Sales (millions)	$1,630	$1,502

GRUBHUB INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	March 31, 2020	December 31, 2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$560,708	$375,909
Short-term investments	36,359	49,275
Accounts receivable, less allowances for doubtful accounts	135,661	119,658
Income tax receivable	20,271	3,960
Prepaid expenses and other current assets	18,051	17,515
Total current assets	771,050	566,317
PROPERTY AND EQUIPMENT:
Property and equipment, net of depreciation and amortization	189,050	172,744
OTHER ASSETS:
Other assets	32,154	26,836
Operating lease right-of-use asset	101,758	100,632
Goodwill	1,007,968	1,007,968
Acquired intangible assets, net of amortization	487,797	500,481
Total other assets	1,629,677	1,635,917
TOTAL ASSETS	$2,589,777	$2,374,978
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Restaurant food liability	$152,551	$131,753
Accounts payable	29,317	26,748
Accrued payroll	24,255	19,982
Current operating lease liability	11,999	9,376
Other accruals	87,438	61,504
Total current liabilities	305,560	249,363
LONG-TERM LIABILITIES:
Deferred taxes, non-current	24,438	27,163
Noncurrent operating lease liability	112,863	111,056
Long-term debt	668,242	493,009
Other accruals	817	817
Total long-term liabilities	806,360	632,045
STOCKHOLDERS’ EQUITY:
Common stock, $0.0001 par value	9	9
Accumulated other comprehensive loss	(2,271)	(1,628)
Additional paid-in capital	1,182,757	1,164,400
Retained earnings	297,362	330,789
Total Stockholders’ Equity	$1,477,857	$1,493,570
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,589,777	$2,374,978

GRUBHUB INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended March 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(33,427)	$6,890
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation	8,658	6,193
Amortization of intangible assets and developed software	24,705	18,896
Stock-based compensation	20,185	16,478
Deferred taxes	(2,725)	(986)
Other	3,479	735
Change in assets and liabilities, net of the effects of business acquisitions:
Accounts receivable	(18,333)	(30,391)
Income taxes receivable	(16,311)	(916)
Prepaid expenses and other assets	(4,602)	(10,666)
Restaurant food liability	20,857	13,099
Accounts payable	4,678	(18,644)
Accrued payroll	4,277	411
Other accruals	26,085	12,845
Net cash provided by operating activities	37,526	13,944
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of investments	(19,790)	(12,160)
Proceeds from maturity of investments	32,900	11,636
Capitalized website and development costs	(14,243)	(10,692)
Purchases of property and equipment	(19,678)	(8,018)
Acquisition of other intangible assets	(510)	(5,379)
Acquisitions of businesses, net of cash acquired	—	127
Other cash flows from investing activities	(250)	—
Net cash used in investing activities	(21,571)	(24,486)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings under the credit facility	175,000	—
Taxes paid related to net settlement of stock-based compensation awards	(8,051)	(9,966)
Proceeds from exercise of stock options	1,414	2,424
Repayments of borrowings under the credit facility	—	(2,031)
Payments for debt issuance costs	—	(1,647)
Net cash provided by (used in) financing activities	168,363	(11,220)
Net change in cash, cash equivalents, and restricted cash	184,318	(21,762)
Effect of exchange rates on cash, cash equivalents and restricted cash	(600)	232
Cash, cash equivalents, and restricted cash at beginning of year	379,594	215,802
Cash, cash equivalents, and restricted cash at end of the period	$563,312	$194,272
SUPPLEMENTAL DISCLOSURE OF NON-CASH ITEMS
Cash paid for income taxes	$—	$351

GRUBHUB INC.

NON-GAAP FINANCIAL MEASURES RECONCILIATION

(in thousands, except per share and per order data)

	Three Months Ended March 31,
	2020	2019
Net income (loss)	$(33,427)	$6,890
Income taxes	(18,861)	(862)
Interest expense - net	6,380	2,812
Depreciation and amortization	33,363	25,089
EBITDA	(12,545)	33,929
Acquisition, restructuring and certain legal costs	13,376	486
Stock-based compensation	20,185	16,478
Adjusted EBITDA	$21,016	$50,893

Net income (loss) per order	$(0.71)	$0.15
Adjusted EBITDA per order	$0.45	$1.09

	Three Months Ended March 31,
	2020	2019
Net income (loss)	$(33,427)	$6,890
Stock-based compensation	20,185	16,478
Amortization of acquired intangible assets	12,685	11,942
Acquisition, restructuring and certain legal costs	13,376	486
Income tax adjustments	(12,856)	(7,862)
Non-GAAP income (loss)	$(37)	$27,934
Weighted-average diluted shares used to compute income (loss) per share attributable to common stockholders	91,793	92,918
Non-GAAP income (loss) per diluted share attributable to common stockholders	$(0.00)	$0.30

Guidance
Three Months Ended June 30, 2020
(in millions)
Net loss	$(42)
Income taxes	(16)
Interest expense - net	7
Depreciation and amortization	34
EBITDA	(17)
Acquisition, restructuring and certain legal costs	—
Stock-based compensation	22
Adjusted EBITDA	$5